Exhibit 10.2
ALTA MESA RESOURCES, INC.
15021 Katy Freeway, Suite 400
Houston, Texas 77094
(281) 530-0991

[DATE]
[Employee Name]
[Employee Address]

RE:    Amendment to 2019 Incentives and Additional Retention
Dear _______:
We appreciate your continued service and would like to offer you an additional incentive in order to encourage you to stay with us through our restructuring. However, in order to be eligible for this incentive you must sign and return this letter agreement to Jeanette Bowen by 10:30 am on Monday, September 9, 2019 acknowledging your agreement to the following terms:
If you accept this offer, then on September 11, 2019, Alta Mesa Resources, Inc. (the “Company” or “we”) will advance and pre-pay to you a bonus of $[  ] (the “KERP Bonus”), which you may earn based on your continued employment, subject to your repayment in full should you resign or be terminated for Cause prior to the earlier of March 11, 2020 or an Emergence Event (as defined below); provided, however that if while you are employed with the Company an AMH Event (as defined below) occurs, then you will no longer be obligated to repay 75% of the KERP Bonus and, the remaining 25% will be subject to repayment only if you resign or are terminated for Cause prior to an Emergence Event. In all cases if you remain employed on March 11, 2020 or at the time of an Emergence Event then the full amount of the KERP Bonus will be earned and you will no longer have to repay any of the KERP Bonus. Also, if you are terminated without Cause, die or become disabled prior to an Emergence Event, then you will not have to repay the KERP Bonus, as long as you sign and do not revoke a General Release of Claims in such form as may be required by the Company in its sole discretion.
If you are required to repay the KERP Bonus under this letter agreement, then you agree to do so promptly, but in no event more than thirty (30) days following your termination. Upon your termination we may offset and reduce any other compensation we owe you, such as unpaid wages, by the amount of the KERP Bonus. However, we will not reduce any compensation if doing so would violate applicable law or would result in penalty taxes under Section 409A of the Internal Revenue Code. We reserve all other rights and remedies available to recoup the full amount of the KERP Bonus advanced under this letter agreement, including the right to file a legal claim in court.
For purposes of this letter agreement the following terms apply:
“AMH Event” means (i) a sale of substantially all of the assets of Alta Mesa Holdings, Inc. (“AMH”), (ii) the effective date of a plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code of AMH, (iii) dismissal of any case filed by AMH under the Chapter 11 of the Bankruptcy Code, or (iv) conversion of AMH’s Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code.
“Cause” will have the meaning set forth in your employment agreement with the Company. If you do not have an employment agreement with the Company, then “Cause” means any of the following events: (A) your conviction of a felony or a crime involving moral turpitude, or your entering the plea of nolo contendere to such felony or crime; (B) your commission of an act of fraud, or misappropriation of funds or other property, of or upon the Company or any of its affiliates; (C) your engagement, without the written approval of the Company, in any activity which competes with the business of the Company or any of its affiliates, or which would result in injury to the business or reputation of the Company or any of its affiliates; or (D) your breach or violation of any material policies of the Company or any confidentiality, covenant or restriction to which you may be bound.
“Emergence Event” means (ii) the effective date of the Company’s plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code, (iii) dismissal of the Company’s Chapter 11 case, or (iv) conversion of the Company’s Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code.
The Compensation Committee of the Board of Directors of the Company has the sole authority and discretion to determine whether any termination is for Cause and whether an Emergence Event or AMH Event has occurred, and such determination will be final and binding on you and the Company. If you wish to dispute any such determination, then such dispute will be resolved by arbitration before a single independent arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, taking place in Houston, Texas and applying the law of the State of Texas. Both you and the Company waive all rights to a jury trial.
You should be aware that in addition to your obligation to repay the KERP Bonus under this letter agreement, the KERP Bonus may also be subject to recoupment as a preference payment in the event that we file bankruptcy prior to September 11, 2020.
By acceptance of the KERP Bonus you hereby waive all rights you have to any remaining bonuses or payments under that the terms of that certain Letter re: 2019 Incentives, dated [  ].
Thank you for your continued dedication to Alta Mesa.

Accepted, Acknowledged and Agreed:
_____________________
[Name}

_____________________
Date